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                                                           Exhibit 5.1

                                                     October 8, 2004

Aehr Test Systems
400 Kato Terrace
Fremont, CA 94539

       RE: REGISTRATION STATEMENT ON FORM S-8
           ----------------------------------

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 8, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 (as amended) of your Common Stock, $0.01 par value (the "Shares"), reserved for issuance pursuant to the 1996 Stock Option Plan, as amended (the "Option Plan") and the 1997 Employee Stock Purchase Plan, as amended (the "Purchase Plan"). As your legal counsel in connection with this transaction, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Option Plan and the Purchase Plan.


    It is our opinion that the Shares, when issued and sold in the manner described in the Option Plan and the Purchase Plan and pursuant to the agreement that accompanies each grant under the Option Plan and Purchase Plan, as applicable, will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /S/ WILSON SONSINI GOODRICH & ROSATI